Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 25, 2017, by and between SARATOGA RESOURCES, INC., a Texas corporation (the “Company”), and THOMAS F. COOKE (the “Executive”) (each a “Party” and, collectively, the “Parties”).  Unless otherwise indicated, capitalized terms are defined in Section 2.1.

WHEREAS, the Company and Executive have heretofore entered into an Employment Agreement, dated June 10, 2013 (the “Prior Employment Agreement”);

WHEREAS, the Company operated in bankruptcy (the “Bankruptcy”) from June 18, 2015 until November 2, 2016, the effective date of the Company’s Plan of Reorganization (the “Exit Date”);

WHEREAS, pursuant to the Bankruptcy, the Prior Employment Agreement was rejected effective May 26, 2016 (the “Rejection Date”);

WHEREAS, since the Rejection Date, the Executive has continued to provide services to the Company at reduced or no compensation, has advanced expenses on behalf of the Company and has undertaken efforts to preserve, protect and maximize the value of the Company’s assets and operations; and

WHEREAS, the Company and Executive desire (i) to provide for reasonable compensaton of Executive for his time, services and amounts incurred on behalf of the Company from and after the Rejection Date to the date of this Agreement, and (ii) that the Executive continue his employment with the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Parties hereto hereby agree as follows:

ARTICLE I

EMPLOYMENT TERMS

1.1

Employment.  The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period retroactive to the Rejection Date and ending as provided in Section 1.4(a) hereof (the “Employment Period”).

1.2

Position and Duties.

(a)

Generally.  During the Employment Period, the Executive will be an employee of the Company and will serve as the President and Chief Executive Officer of the Company.  In such capacity, the Executive shall render such management and executive and managerial services to the Company and its Subsidiaries as are commensurate with the customary duties, responsibilities and authority of such offices, subject to the power of the Board of Directors of the Company (the “Board”).  The Executive shall also perform such other services on behalf of the Company as the Board may reasonably direct from time to time.

(b)

Duties and Responsibilities.  The Executive shall report to the Board and shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries.  The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.  The Executive shall not engage in any other business activities which could reasonably be expected to conflict with the Executive’s duties, responsibilities and obligations hereunder.  Except in connection with charitable or civic endeavors, the Executive will not serve as a member of the board of directors of any Person, other than the Company or any of its Subsidiaries, without the prior approval of the Board.  The

Saratoga – Employment Agreement – T Cooke

Executive shall also comply with all policies, rules and regulations of the Company as well as all reasonable directives and instructions from the Board.  During the Employment Period, the Executive shall bring to the Company all investment or business opportunities relating to the Business of which the Executive becomes aware and which are, or may be, within the scope and investment objectives related to the business of the Company or any of its Subsidiaries, which would or may be beneficial to the business of the Company or any of its Subsidiaries, or are otherwise competitive with the business of the Company or any of its Subsidiaries.  The Company shall have the right to purchase in the Executive’s name a “key man” life insurance policy naming the Company and any of its Subsidiaries as the sole beneficiary thereunder and Executive shall cooperate with the Company in obtaining such insurance if the Company elects to purchase such insurance.

1.3

Compensation.

(a)

Salary.  During the term of this Agreement, the Executive shall receive a minimum annual base salary of $250,000, subject to annual cost of living increases at the discretion of the Board (the “Base Salary”); provided, however, that, the Board may, at its sole discretion, increase, but not decrease, the Salary.  The Salary will be payable by the Company in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding for income tax, social security and other such taxes; provided, however, that (i) the payment of Base Salary shall be deferred and accrued (all Base Salary deferred and accrued being referred to as the “Deferred Salary”) as a liability of the Company; (ii) all accrued and unpaid Deferred Salary shall accrue simple interest at the rate of ten percent (10%) per annum until paid in full; and (iii) the deferral and accrual of Base Salary shall continue until such time as the Board shall affirmatively approve the payment, in part or in whole, of any Deferred Salary and/or the payment on a current basis, in part or in whole, of Base Salary; provided, further, that all payments shall be applied first to any interest accrued and unpaid with respect to Deferred Salary, second, to settlement of Deferred Salary, and third, to current Base Salary; it being understood and agreed that payment of current Base Salary and/or any Deferred Salary is subject to the determination by the Board, in its sole discretion, that the Company has adequate financial resources (from cash on hand, cash flows from operations or otherwise) to support such payment.

(b)

Bonuses.  In addition to the Base Salary, the Executive will be eligible to participate in any cash bonus, performance compensation or other similar plan that may be adopted by the Board, or the Compensation Committee, from time to time and to receive such other bonuses as the Board, or Compensation Committee, shall, in its sole discretion, determine to pay (the “Bonus”).

(c)

Vacation.  The Executive shall be entitled to such amount of vacation time each year, as provided under the Company’s prevailing policy, as such policy may be in effect from time to time, and consistent with that provided to other senior officers of the Company.

(d)

Additional Benefits.  During the Employment Period, the Executive shall be entitled to participate in any employee welfare and health benefit plans provided to other senior officers of the Company, including, but not limited to, life insurance, health and medical, dental, and disability plans, and other employee benefit plans, including but not limited to qualified pension plans and employee stock option plans, which may be established by the Company from time to time for the benefit of other Company employees (collectively “Benefits”).  Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.  Nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

(e)

Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him for the benefit of the Company in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses; provided that:  (i) such expenditures are of a nature qualifying them as proper deductions on the federal and state income tax returns of the Company; (ii) the Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction; and (iii) such expenditures otherwise comply with the Company’s requirements with respect to reporting and documentation of such reimbursable expenses; provided, however, that (i) the reimbursement of all expenses shall be deferred and accrued

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(all expenses so deferred and accrued being referred to as the “Deferred Expenses”) as a liability of the Company; (ii) all accrued and unpaid Deferred Expenses shall accrue simple interest at the rate of thirteen percent (13%) per annum until paid in full; and (iii) the deferral and accrual of Deferred Expenses shall continue until such time as the Board shall affirmatively approve the payment, in part or in whole, of any Deferred Expenses; provided, further, that all payments shall be applied first to any interest accrued and unpaid with respect to Deferred Expenses and, second, to settlement of Deferred Expenses; it being understood and agreed that payment of current expenses and/or any Deferred Expenses is subject to the determination by the Board, in its sole discretion, that the Company has adequate financial resources (from cash on hand, cash flows from operations or otherwise) to support such payment..  Included in expenses reimbursed by the Company are incremental costs associated with performance of Company business from the Executive’s home, including costs associated with maintaining a fax line, internet service, ownership and operation of a copy/fax, scanner machine and a home workstation.

(f)

Stock Option Grant.  Effective on the date hereof, the Company shall grant to the Executive a stock option to purchase an aggregate of 500,000 shares of common stock of the Company exercisable at the closing price the Company’s common stock on the date of grant, over a term of five years and vesting twenty percent (20%) on the date of grant and twenty percent (20%) on a semi-annual basis commencing six months from the date of grant.

(g)

Applicable Withholdings.  The Base Salary, Bonus, Benefits and any other compensation will be subject to all withholdings and deductions required by law and will be payable in accordance with the Company’s normal periodic payroll practices.

1.4

Term and Termination.

(a)

Duration.  The Employment Period shall commence on the Rejection Date and shall continue until the first to occur of: (i) the Executive’s resignation for any reason, (ii) termination for cause pursuant to Section 1.4(b), (iii) the Executive’s death or Disability, or (iv) the third (3rd) anniversary of the date of this Agreement (at such third anniversary or the end of any applicable extension, the “Expiration”); provided that the Employment Period shall be extended for additional one (1) year periods if the Company has not delivered to the Executive, at least one (1) month prior to the Expiration (if the Executive’s employment with the Company has not terminated prior to such date), a written notice (the “Nonrenewal Notice”) that the Company does not intend to extend the Employment Period.  If the Company indicates pursuant to the Nonrenewal Notice that it does not intend to extend the Employment Period, the delivery of the Nonrenewal Notice and the expression of such intent and the subsequent termination of the Executive’s employment shall not constitute a termination by the Company without Cause.

(b)

Termination for Cause  The Executive may be terminated at any time for “Cause” by written notice to the Executive, setting forth in reasonable detail the nature of the Cause and, in such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay the Executive, or the Executive’s heirs and assigns, his Base Salary, Benefits, reimbursable expenses, Deferred Salary, Deferred Expenses and interest accrued with respect to Deferred Salary and Deferred Expenses owing to the Executive through the date of such termination; such amounts being payable no later than ten (10) business days following the date of termination; provided, however, that the deferral provisions set forth in Section 1.3(a) and 1.3(e) shall apply for a period of up to six months following the Termination Date with all such deferred amounts being payable in four equal quarterly installments, the first installment being payable on such date as the Board shall determine that the Company has adequate resources to pay the same, but not later than six months following the Termination Date (such proviso being referred to herein as the “Deferred Termination Pay Clause”).

(c)

Voluntary Termination.

(i)

The Executive may voluntarily terminate his employment with the Company upon 30 days prior written notice.  In such event, the Company shall be released from any and all further obligations under this Agreement, except that, so long as the Executive continues to perform his duties in accordance with this Agreement, the Company shall be obligated to pay the Executive the Base Salary, Benefits, reimbursable expenses, Deferred Salary, Deferred Expenses and interest accrued with respect to Deferred Salary and Deferred Expenses owing to the Executive through the date of such termination (such period not to exceed 30 days from the date of

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notice); such amounts being payable no later than ten (10) business days following the Termination Date, subject to the Company’s right to defer such payment in accordance with the Deferred Termination Pay Clause.

(ii)

Notwithstanding the provisions of Section 1.4(c)(i) and in addition to the amounts payable thereunder, in the event that Executive terminates this Agreement by resigning for Good Reason, (A) the Company shall pay Executive, not later than ten (10) business days following the Termination Date but subject to the Company’s right to defer such payment in accordance with the Deferred Termination Pay Clause, a lump sum equal to the greater of (x) the Base Salary otherwise payable from the Termination Date through the Expiration as if no termination had occurred, or (y) two (2) times the sum of the Executive’s Base Salary plus Bonuses actually paid for the twelve month period ending on the Termination Date, and (B) for twenty four (24) months from the Termination Date (or until such earlier date as the Executive shall be covered by an employer sponsored health insurance plan providing substantially similar levels of coverage), the Company shall continue to cover the Executive (and, to the extent covered immediately prior to the Termination Date, the Executive’s dependents) under any health insurance plan sponsored by the Company as of the Termination Date and pay the costs of such coverage (subject to the Executive’s contributions to such cost in the same percentage as applied as of the Termination Date).

(d)

Termination due to Death or Disability.  This Agreement shall terminate upon the death of the Executive, and the Executive may be terminated by reason of “Disability” and, in such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay the Executive, or the Executive’s heirs or estate, not later than ten (10) business days following said death or Disability but subject to the Company’s right to defer such payment in accordance with the Deferred Termination Pay Clause, his Base Salary, Benefits, including accrued vacation, reimbursable expenses, Deferred Salary, Deferred Expenses and interest accrued with respect to Deferred Salary and Deferred Expenses owing to the Executive through the date of such termination and, subject to Deferred Termination Pay Clause, shall continue to pay to the Executive, or the Executive’s estate, as appropriate, the then current Base Salary for a period of twelve (12) months from the Termination Date.

(e)

Severance Upon Termination Without Cause.  In the event of termination of employment by the Company without Cause, the Company shall be obligated to pay, not later than ten (10) business days following the Termination Date but subject to the Company’s right to defer such payment in accordance with the Deferred Termination Pay Clause, the Executive his Base Salary, Benefits, including accrued vacation, reimbursable expenses, Deferred Salary, Deferred Expenses and interest accrued with respect to Deferred Salary and Deferred Expenses owing to the Executive through the Termination Date and, in addition, shall pay the amounts, and provide the health insurance coverage, called for in Section 1.4(c)(ii) above.

(f)

Other Rights.  Except as set forth in Section 1.4, all of the Executive’s rights to Benefits and Salary hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.  The Company and its Subsidiaries may offset any amounts the Executive owes any of them against any amounts the Company owes the Executive hereunder; provided that such offset shall occur only upon the Executive’s termination of employment with the Company.

(g)

Obligation to Make Severance Payments.  The Company will be obligated to make the severance payments contemplated in this Section 1.4 if the Executive has not breached, and only for so long as the Executive does not breach, his obligations under Sections 1.5, 1.6, 1.7, or 1.8 of this Agreement and executes and delivers to the Company an executed release substantially in the form attached hereto as Exhibit A.

(h)

Withholding.  All amounts payable to Executive as severance hereunder shall be subject to all required withholdings by the Company (including, but not limited to, Section 409A of the Internal Revenue Code).

1.5

Confidential Information.

(a)

The Executive shall not disclose or use at any time, either during his employment with the Company or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that 1) such disclosure or use is

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directly related to and required by the Executive’s performance during the Employment Period of the duties assigned to the Executive, or 2) the Executive is required by subpoena or similar process to disclose or discuss any Confidential Information; provided, that, in such case, the Executive shall promptly inform the Company of such event, shall cooperate with the Company and its Subsidiaries in attempting to obtain a protective order or to otherwise restrict such disclosure.  At the Company’s expense, the Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive acknowledges that the Confidential Information obtained by him during the course of his employment with the Company is the property of the Company and its Subsidiaries.

(b)

The Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its Subsidiaries to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 1.5(a) above, the Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or any of its Subsidiaries who need to know such information in connection with their work for the Company and its Subsidiaries) or use, except in connection with his work for the Company or any of its Subsidiaries, Third Party Information unless expressly authorized by a member of the Board in writing.

(c)

During the Employment Period, the Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company or any of its Subsidiaries any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person.  The Executive shall use in the performance of his duties only information that is (i) generally known and used by Persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any of its Subsidiaries, or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

1.6

Inventions and Patents.  In the event that the Executive, as part of his activities on behalf of the Company or any of its Subsidiaries, generates, authors or contributes to any invention, innovation, design, new development, device, product, method or process or similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or any of its Subsidiaries as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the exclusive property of the Company and its Subsidiaries and hereby assigns all right, title and interest in and to such Intellectual Property to the Company and its Subsidiaries.  Any copyrightable work prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company and its Subsidiaries shall own all of the rights comprised in the copyright therein.  The Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to protect the Company’s and its Subsidiaries’ interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment with the Company).

1.7

Delivery of Materials Upon Termination of Employment.  As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in the Executive’s possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

Saratoga – Employment Agreement – T Cooke

1.8

Non-Compete; Non-Solicitation.

(a)

The Executive acknowledges and agrees with the Company that the Executive’s services to the Company and its Subsidiaries are unique in nature and that the Company and its Subsidiaries would be irreparably damaged if the Executive were to provide similar services to any Person competing with the Company and its Subsidiaries or engaged in a similar business.  The Executive further acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information.  During the Noncompete Period, he shall not, directly or indirectly, either for himself or for any other Person, permit his name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territory.  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).  Nothing herein will prohibit the Executive from mere passive ownership of not more than two percent (2%) of the outstanding stock of any class of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.  As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such entity.

(b)

During the Nonsolicitation Period, the Executive will not directly or indirectly through another Person:  (i) induce or attempt to induce any Customer, supplier, licensee, or other business relation of the Company or any of its Subsidiaries to cease doing business or reduce its level of business with the Company or any of its Subsidiaries; (ii) induce or attempt to induce any employee or any individual performing services as an independent contractor of the Company or any of its Subsidiaries to terminate their employment or consultancy with the Company or any of its Subsidiaries; (iii) recruit, solicit or hire any employee or any individual performing services as an independent contractor of the Company or any of its Subsidiaries (including during the three (3) months prior to and following the termination of employment of any such employee or independent contractor with the Company or any of its Subsidiaries); or (iv) in any way intentionally or negligently interfere with the relationship between any such Customer, supplier, licensee, employee, independent contractor or business relation and the Company or any of its Subsidiaries, including, without limitation, knowingly making any negative statements or communications concerning the Company or any of its Subsidiaries.

1.9

Enforcement.

(a)

Without limitation, the Parties agree and intend that the covenants contained in this Agreement shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States with respect to the Restricted Territory.  It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  Accordingly, if, at the time of enforcement of Sections 1.5, 1.6, 1.7 or 1.8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the Noncompete Period, Nonsolicitation Period, scope or Restricted Territory.  Furthermore, such substitution will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(b)

Among other matters, because the Executive’s services are unique and because the Executive has access to Confidential Information and Intellectual Property, the Parties agree that money damages would be an inadequate remedy for any breach of Sections 1.5, 1.6, 1.7 or 1.8.  Therefore, in the event of a breach or threatened breach of Sections 1.5, 1.6, 1.7 or 1.8, the Company or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of an alleged breach or violation by Executive of any of Sections 1.5, 1.6, 1.7 or 1.8, the restricted periods set forth in such Sections shall be tolled until such breach or violation has been cured.  The Parties hereby acknowledge and agree

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that (i) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (ii) the law of the State of Texas shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (iii) Sections 1.5, 1.6, 1.7 and 1.8 shall restrict the Executive only to the extent permitted by applicable law.  The Executive expressly agrees and acknowledges that the covenants of the Executive contained in Sections 1.5, 1.6, 1.7 and 1.8 are (x) reasonably necessary for the protection of the Company’s interests, (y) made in consideration of (A) the terms of employment under this Agreement and other compensation provided to the Executive by the Company and its Subsidiaries and (B) the benefits derived or to be derived, directly or indirectly, by Executive from being provided access to Confidential Information, and (z) not unduly restrictive upon the Executive.

1.10

Survival.  Sections 1.5, 1.6, 1.7, 1.8 and 1.1 (and any defined terms related thereto) will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

ARTICLE II
DEFINED TERMS

2.1

Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with, such Person, including, without limitation, any officer, director, member, general partner, manager, employee, agent or subsidiary thereof.

“Business” means the business of the Company involving the acquisition, by lease, purchase or otherwise, of oil and gas properties or interests in oil and gas properties, including but not limited to working interests, royalty interests, net revenue interests, production payments or otherwise, and the exploration for, and production of, oil and gas from those properties.

“Cause” means, with respect to the Executive, the occurrence of one or more of the following events:

(a)

Breach of any provision of this Employment Agreement by the Executive, which breach has not been cured by the Executive after having been given 30 calendar days notice of such breach;

(b)

Neglect or refusal to perform the duties assigned to the Executive under or pursuant to this Employment Agreement, which neglect or refusal has not been cured by the Executive after having been given 30 calendar days notice of such breach;

(c)

Misconduct by Executive as an employee of the Company, including but not limited to, misappropriating funds or property of the Company, violating any policy of the Company including violating any policy set forth in the Company’s employee handbook or manuals; any attempt to obtain any personal profit from any transaction in which the Executive has an interest that is adverse to the Company or any breach of the duty of loyalty and fidelity to the Company; or any other act or omission of the Executive which substantially impairs the Company’s ability to conduct its ordinary business in its usual manner;

(d)

Indictment for a felony or plea of guilty or nolo contendre to a felony;

(e)

Acts of dishonesty or moral turpitude by the Executive that are detrimental to the Company or that cause the Company to be in violation of governmental regulations that subject the Company either to material sanctions by governmental authority or to material civil liability to its employees or third parties;

(f)

Disclosure or use of confidential information of the Company, other than as authorized by the Company and required in the performance of Executive’s duties; or

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(g)

the Executive reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries or Affiliates public disgrace, disrepute or economic harm.

“Change in Control” means the occurrence during the term of this Agreement of any of the following:

(a)

the acquisition by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any seucrities of the Company which generally entitles the holder thereof to vote for the election of directors of the Company (the “Voting Securities”) which, when added to the Voting Securities then Beneficially Owned by such Person, would result in such Person either Beneficially Owning fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of the Company’s directors; provided, however, that for purposes of this paragraph (a), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person (i) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely by reason of open market acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (ii) is the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Controlled Entity”); (iii) acquires Voting Securities in connection with a “Non Control Transaction” (as defined below); or (iv) becomes a Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined below); or

(b)

The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination of any new director by the Company’s stockholders was approved by a vote of at least of majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)

The consummation of a merger, consolidation or reorganization involving the Company (a “Business Combination”), unless (i) the stockholders of the Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (iii) no Person (other than (x) Company or any Controlled Entity, (y) a trustee or other fiduciary holding securities under one or more executive benefit plans or arrangements (or any trust forming a part thereof) maintained by Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a Business Combination described in clauses (i), (ii) and (iii) of this paragraph shall be referred to as a “Non-Control Transaction”);

(d)

A complete liquidation or dissolution of Company; or

(e)

The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Controlled Entity).

Saratoga – Employment Agreement – T Cooke

A Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more executive benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in Company immediately prior to such acquisition.

Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if (i) the Incumbent Board continues to constitute a majority of the Board of the Company (or of the Surviving Corporation (if not the Company) and of any and all resulting parent entity(ies) in a Business Combination ), (ii) the Executive maintains his same position of employment and reporting relationship with the Company (or of the Surviving Corporation (if not the Company) and of any and all resulting parent entity(ies) in a  Business Combination) and (iii) any successor entity of the Company, if any, agrees in writing to expressly assume and agree to perform this Agreement, as required by Section 4.5 of this Agreement, after such event for a period of at least three (3) years.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its Subsidiaries in connection with their businesses, including but not limited to (i) customer lists, project or proposal lists and other related information; (ii) business development, growth and other strategic business plans; (iii) properties, including geological, engineering, title and other data pertaining properties, held by the Company or available for acquisition, financing development or sale; (iv) accounting and business methods, (v) services or products and the marketing of such services and products; (vi) fees, costs and pricing structures; (vii) designs; (viii) analysis; (ix) drawings, photographs and reports; (x) computer software, including operating systems, applications and program listings, (xi) flow charts, manuals and documentation; (xii) data bases; (xiii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xiv) copyrightable works; (xv) all technology and trade secrets; (xvi) confidential terms of syndicated program agreements, network affiliation agreements and customer relationships; and (xvii) all similar and related information in whatever form.  Confidential Information, however, does not include any information that has become generally available to the public through no fault of the Executive or that has been approved for release by the Company without restriction prior to the date the Executive proposes to disclose or use such information.

“Customer” means, during the Nonsolicitation Period, for the Company and its Subsidiaries, any Person (a) which was a customer of the Company or any such Subsidiary on the Termination Date or (b) to whom there existed an outstanding bid or the issuance of an outstanding bid was contemplated by the Company or any such Subsidiary on the Termination Date.

“Disability” means the reasonable, good faith determination by an independent physician selected in good faith by the Board and the Executive that, due to a mental or physical impairment or disability, the Executive has been incapable or unable, even with reasonable accommodations, to fully perform the material duties performed by the Executive for the Company or its Subsidiaries immediately prior to such disability for a period of at least one hundred eighty (180) consecutive days.

“Good Reason” means (a) the material breach of any of the Company’s obligations under this Agreement without the Executive’s written consent, or (b) the occurrence and failure to remedy following proper notice (as described below) of any of the following circumstances, without the Executive’s written consent: (i) change of the Executive’s title or the assignment to the Executive of any duties that materially adversely alter the nature or status of the Executive’s office, title, responsibilities, including reporting responsibilities, or action by the Company that results in a material diminution of the Executive’s position, duties or authorities, from those in effect immediately prior to such change in title, assignment or action; (ii) failure by the Company to continue in effect any compensation plan in which the Executive participates that is material to the Executive’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure of the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to the Executive, unless such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis; (iii) the taking of any action by the Company which would directly or indirectly

Saratoga – Employment Agreement – T Cooke

materially reduce or deprive the Executive of any material pension, welfare or fringe benefit then enjoyed by the Executive, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis; (iv) the relocation of the Company’s principal executive offices, or the Company requiring the Executive to relocate, anywhere outside of the greater Houston, Texas, Austin, Texas or New Orleans, Louisiana metropolitan areas, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s obligations under this Agreement; or (v) the Company’s material breach of any material provision of this Agreement.  The Executive is required to provide notice to the Company of the existence of any of the conditions described above in subparts (b)(i) through (v) within sixty (60) days from the initial existence of such condition after receipt of which notice the Company shall have thirty (30) days to remedy such situation, and with respect to those conditions, “Good Reason” shall only be deemed to exist upon the failure to remedy the applicable condition within such period.  Failure of the Executive to provide the necessary notice relative to the conditions described in subparts (b)(i) through (v) shall be deemed to constitute the written consent of the Executive regarding those conditions.

“Noncompete Period” means the Employment Period and the period commencing on the Termination Date and ending on the date which is one year thereafter.

“Nonsolicitation Period” means the Employment Period and the period commencing on the Termination Date and ending on the date which is one year thereafter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Restricted Territory” means, (a) with respect to onshore oil and gas properties and interests, any county or parish, and any adjoining county or parish, in which the Company holds oil and gas properties or interests at the Termination Date, and (b) with respect to offshore oil and gas properties and interests, any field in which the Company holds oil and gas properties or interests at the Termination Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Termination Date” means the date of the Executive’s cessation of employment with the Company.

2.2

Other Definitional Provisions.

(a)

For purposes of this Agreement, employment by the Company means employment by the Company or any of its Subsidiaries.

(b)

Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

Saratoga – Employment Agreement – T Cooke

(c)

Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

ARTICLE III
REVIEW OF EMPLOYMENT AGREEMENT

3.1

Review of Employment Agreement.  The Executive, for himself and for his successors, heirs and assigns, acknowledges and represents to the Company and the Released Parties (as defined in that certain Form of Release, attached hereto as Exhibit A) that (a) this Agreement is executed voluntarily by him, without any duress or undue influence; (b) he has had the opportunity to obtain, from legal counsel of his own choosing, full and adequate legal advice as to his legal rights with respect to this Agreement (including the Exhibits hereto); and (c) he has read this Agreement (including the Exhibits hereto) in its entirety and fully understands its content and legal effect.

ARTICLE IV
MISCELLANEOUS TERMS

4.1

Dispute Resolution.

(a)

Except with respect to disputes and claims under Sections 1.5, 1.6, 1.7 and 1.8 hereof (which the Parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified below), any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  There shall be one arbitrator who shall be appointed by the respective Parties or, failing agreement, by the American Arbitration Association in Austin, Texas.  The arbitration shall be held in Austin, Texas, and the arbitrator shall apply the substantive law of Texas, except that the interpretation and enforcement of this arbitration provision shall be governed by the United States Arbitration Act.  Disputes about arbitration procedure shall be resolved by the arbitrator or failing agreement, by the American Arbitration Association in Austin, Texas.  Except as provided in Section 1.9, the award of the arbitrator shall be the sole and exclusive remedy of the Parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator.  The Parties further agree that, unless otherwise determined by the arbitrator, (x) each Party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and (y) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the Parties hereto; provided that nothing herein shall be interpreted to preclude the arbitrator from allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so.  Each Party hereto hereby irrevocably submits to the jurisdiction of the Texas state districts courts in Travis County, Texas, and agrees that such courts shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration.  Each Party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.  Each Party hereto further agrees that each other Party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b)

Notwithstanding the foregoing, prior to any Party hereto instituting any arbitration proceeding hereunder to resolve any claim, such Party first shall submit the claim to a mediation proceeding between the Parties hereto which shall be governed by the prevailing procedures of the Federal Mediation and Conciliation Service and shall be conducted in Austin, Texas.  If the Parties hereto have not agreed in writing to a resolution of the claim pursuant to the mediation within 45 days after the commencement thereof of if any Party refuses to participate in the mediation process, then the claim may be submitted to arbitration under Section 4.1(a) above.  Unless otherwise determined by the mediator, each Party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the Parties hereto; provided that nothing herein shall be interpreted to preclude the mediator from

Saratoga – Employment Agreement – T Cooke

allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so.

4.2

Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) or facsimile to the recipient at the address or facsimile number, as applicable, indicated below:

To the Company or the Board:

Saratoga Resources, Inc.

2400 Veterans Memorial Blvd., Suite 110-A

Kenner, Louisiana 70062

Attention:   Board of Directors

Telephone:  (504) 467-5100

with copies to (which shall not constitute notice to the Company):

Michael W. Sanders

20701 Hamilton Pool Road

Dripping Springs, Texas 78620

Telephone: (512) 264-2062

Facsimile:  (281) 310-8263

To the Executive:

Thomas F. Cooke

1302 Alta Vista

Austin, Texas 78704

Telephone:  (512) 940-1948

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent.

4.3

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If, however, any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, such illegal, invalid or unenforceable provision shall be replaced with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

4.4

Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties with regard to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

4.5

Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive, and their respective heirs, successors and assigns; provided, however, neither Party may assign its respective rights or delegate its obligations hereunder without the prior written consent of the other Party.  In the event of a Change in Control, the Surviving Corporation shall, as a condition of any such Change in Control, assume all obligations of the Company under this Agreement and failure to so

Saratoga – Employment Agreement – T Cooke

assume such obligations shall be deemed a breach of this Agreement and Good Reason for purposes of Section 1.4(c)(2).

4.6

Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

4.7

Remedies.  Subject to the provisions of Section 4.1, each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.  The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, notwithstanding the provisions of Section 4.1, any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

4.8

Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

4.9

Construction.  The language of this Agreement will be construed simply and according to its fair meaning, and will not be construed for or against any Party hereto as a result of the source of its draftsmanship.

4.10

Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

4.11

Executive’s Representations.  The Executive hereby represents and warrants to the Company that 3) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, 4) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person and 5) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

4.12

Facsimiles and Counterparts.  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of either Party, the other Party shall reexecute an original of this document and deliver it to the requesting Party.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

Saratoga – Employment Agreement – T Cooke

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY:

SARATOGA RESOURCES, INC.

By:	/s/ Rex H. White, Jr.
Name: Rex H. White, Jr.
Title: Chairman of Compensation Committee

THE EXECUTIVE:

By:	/s/ Thomas F. Cooke
THOMAS F. COOKE

Saratoga – Employment Agreement – T Cooke